EXHIBIT 10.1

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (this “Release”) is made and entered into as of May 1, 2024, between Hilltop Holdings Inc. and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, managers, officers, directors, executives, agents, plan fiduciaries, shareholders, attorneys and/or representatives (hereinafter referred to collectively as the “Company”) and Jerry L. Schaffner (“Executive”) (collectively, the “Parties”).

WHEREAS, the Company and Executive are parties to that certain Retention Agreement, dated as of May 8, 2012 (the “Retention Agreement”);

WHEREAS, Executive is retiring from all positions with the Company, other than as a director of PlainsCapital Bank (the “Bank”), effective May 1, 2024 (the “Transition Date”), and such separation shall constitute a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and it is the intent of the parties that the Retention Agreement terminate upon the Transition Date; and

WHEREAS, the Parties desire to finally, fully and completely resolve any and all claims that now or may exist between them, including, but not limited to those concerning Executive’s employment with the Company, Executive’s retirement and separation of employment with the Company, and all claims over benefits and compensation connected with such employment and separation.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Termination of the Retention Agreement. The Parties acknowledge that (i) Executive’s employment with the Company shall be terminated upon his retirement on the Transition Date, and (ii) the Retention Agreement and all rights and obligations thereunder shall terminate, will be null and void and of no further force or effect on and after the Transition Date.

2.             Certain Payments and Benefits.

(a)             Accrued Obligations. Within ten (10) calendar days of the Transition Date (or earlier if required by applicable law), Executive shall be paid all wages earned through the Transition Date, as well as any accrued but unused paid-time-off. Any expenses eligible for reimbursement under the Company’s expense reimbursement policy may be submitted by Executive as normal following the Transition Date and the expense submission will be processed within the ordinary course of business. Except as expressly stated in this Release, as required by law or benefits that are paid by or on behalf of Executive for the month of May 2024, all other compensation and benefits that relate to Executive’s employment with the Company, including any benefits set forth in any employee benefit plan, policy or program or other agreement shall cease as of the Transition Date.

(b)             Prior Agreement Payment. Subject to any delay as provided for in Section 14(g) of this Release, the Company shall pay Executive $2,694,120, plus interest at the Bank’s publicly stated one-year fixed certificate of deposit rate for the period from January 1, 2024 to, but not including, the date of payment to Executive by the Company, which constitutes payment in full of the Prior Agreement Payment (as defined in the Retention Agreement) pursuant to Section 4(f) of the Retention Agreement.

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(c)             Transition Benefits. In consideration for the releases set forth in this Release, the Company shall pay Executive (i) a lump sum amount equal to $29,808.72, and (ii) continue to pay the premiums of that certain Split-Dollar Life Insurance Policy for which Executive is a named beneficiary and Executive shall continue to be entitled to the benefits thereof in accordance with the policy terms thereof (items (i) and (ii) immediately above are collectively referred to herein as the “Transition Benefits”).

(d)             Supplemental Transition Payment. In further consideration for the restrictive covenants set forth in this Release, the Company shall pay Executive a one-time lump sum amount equal to $2,000,000 on or before January 15, 2025 (the “Supplemental Transition Payment”).

(e)             Director Compensation. Executive intends to remain a member of the Board of Directors of the Bank following the Transition Date. As compensation for Executive’s service as member of the Board of Directors of the Bank and committees thereof, the Bank shall pay Executive an annual retainer of $100,000, which shall be payable in the same manner as payments are then currently made to outside directors of the Bank.

(f)             Restricted Stock Units. As long as Executive remains a member of the Board of Directors of the Bank, any restricted stock units awarded to Executive that are outstanding as of the Transition Date shall continue to vest in accordance with the award agreement pursuant to which such restricted stock units were granted to Executive; provided, however, as of the date that Executive no longer serves as a member of the Board of Directors of the Bank following the Transition Date, it shall be deemed a “retirement” for purposes of the award agreements pursuant to which such restricted stock units were granted to Executive.

(g)             Office Space. The Company or its affiliates shall provide Executive with use of an office, together with reasonable support from an administrative assistant, at a mutually agreed Company location for so long as Executive serves as a member of the Board of Directors of the Bank.

(h)             Waiver of Additional Compensation or Benefits; Successors. Other than the compensation and payments expressly provided for in this Release, Executive shall not be entitled to any compensation, benefits, payments or grants under any benefit plan, compensation plan, severance plan, bonus or incentive program established by, or agreement with, the Company. Executive agrees that this Release covers any claims Executive might have regarding his compensation, severance, bonuses, and any other benefits he may or may not have received during his employment with the Company, including, without limitation, any claims relating to any purported breach of fiduciary duty relating to any Company-sponsored plan, but expressly excludes his claim to assets held in Executive’s name under the Company’s 401(k) plan or any ordinary-course claims under any welfare plans currently maintained by the Company that provide for continuation or conversion rights. If the Executive dies prior to any cash payment pursuant to any or all of Sections 2(a), 2(b), 2(c) or 2(d) above, then such payments shall be paid to the individual who is entitled to receive the property of Executive pursuant to applicable laws or descent and distribution.

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3.             Release and Waiver.

(a)             In consideration for the Transition Benefits and other consideration provided for in this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Executive, Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby finally, unconditionally, irrevocably and absolutely fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective officers, directors, shareholders, equity holders, members, partners, managers, agents, employees, consultants, independent contractors, attorneys, advisers, fiduciaries, plan administrators, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, whether at law, in equity, administrative, statutory or otherwise, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past, presently or up and to the Transition Date have against the Released Parties, and each of them, arising from or relating to Executive’s employment with the Company or its affiliates, or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including, without limitation, all claims arising under or relating to employment, employment contracts, severance, stock options, stock option agreements, restricted stock, restricted stock agreements, restricted stock units (other than restricted stock units outstanding at the Transition Date awarded to Executive), restricted stock unit agreements (other than with respect to restricted stock units outstanding at the Transition Date awarded to Executive), equity interests, deferred compensation, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including, without limitation, all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information and Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Older Worker Benefit Protection Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Re-Employment Act, the National Labor Relations Act, the Labor Management Relations Act, the Sarbanes-Oxley Act of 2002, or any other applicable foreign, federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation, disability, whistleblower protection or anti-retaliation claims under any such laws, claims for wrongful discharge, breach of contract, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under foreign, state, federal or common law, as well as any expenses, costs or attorneys’ fees. Executive further agrees that Executive will not file or permit to be filed on Executive’s behalf any such Claims. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Executive’s right (i) to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state human rights commission in connection with any claim he believes he may have against the Company, (ii) to participate in an investigative proceeding of any federal, state, or local governmental agency, (iii) to report possible violations of law or regulations to any governmental agency or entity, including disclosures that are protected under the whistleblower provisions of federal law or regulation, or (iv) to enforce the Company’s obligations under this Release. However, by executing this Release, Executive hereby waives, to the extent not prohibited by law, the right to recover in any proceeding Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Executive’s behalf. Executive also agrees to waive any right or ability to be a class or collective action representative or to otherwise recover damages in any putative or certified class, collective, or multi-party action or proceeding relating to Claims released in this Release and/or against any Released Parties. Notwithstanding the preceding sentence or any other provision of this Release, this Release shall not interfere with Executive’s remedies, including, without limitation, at law, equity, sounding in contract (express or implied) or tort at law, to enforce the Company’s obligations under this Release.

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(b)             Except as required by law and as provided for in Section 3(a), Executive agrees that Executive will not commence, maintain, initiate or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person or entity to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claims before any court, agency or tribunal against the Released Parties arising from, concerned with or otherwise related to, in whole or in part, Executive’s employment with the Released Parties or any of the matters discharged and released in this Release.  Except as expressly permitted by law and as provided for in Sections 3(a) or 14(l), Executive represents and agrees that, prior to signing this Release, he has not filed, assigned or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under this Section 3, asserting any claims whatsoever. Executive understands and acknowledges that, in the event he commences any proceeding in violation of this Release, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding.

(c)             Executive represents and warrants that Executive is not aware of (i) any violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, or (ii) any facts or circumstances relating to or giving rise to any alleged violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, of which Executive has not previously made the General Counsel of the Company aware. If Executive learns of any such information, Executive shall promptly inform the General Counsel of the Company in writing.

4.             No Admission of Liability. The Parties understand and agree that this Release shall not in any way be construed as an admission by Executive or the Released Parties of any unlawful or wrongful acts whatsoever, and Executive and the Released Parties specifically disclaim any liability to, or wrongful acts against, the other or any other person.

5.             Resignation. Effective as of the Transition Date and by reason of Executive’s separation of employment with the Company, Executive resigns as an officer and member of the board of directors of the Company’s subsidiaries and affiliates (other than as a member of the Board of Directors of the Bank) and from any such positions held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company or any of its subsidiaries or affiliates. In addition, Executive agrees and acknowledges that the Transition Date was the date of his resignation from all other offices, positions, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its subsidiaries or affiliates (other than as a member of the Board of Directors of the Bank and committees thereof).

6.             Restrictive Covenants.

a.               Confidential Information. Executive shall not at any time for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, businesses or clients. “Confidential or Proprietary Information” shall mean information generally unknown to the public to which Executive had access by reason of Executive’s employment by or services to the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, operational costs, and employment benefits and compensation. For purposes of this Section 6, the “Company” shall include its affiliates and each of its and their predecessor and successor entities.

b.              Return of Company Property. All records, files, memoranda, reports, customer information, client lists, documents, equipment and vehicles relating to the business of the Company that Executive possesses shall remain the sole property of the Company. Executive agrees that he shall (i) not remove physically, electronically or in any other way any Confidential or Proprietary Information from premises owned, used or leased by the Company, (ii) provide to the Company all documents, papers, files or other material in his possession and under his control that are connected with or derived from his services to the Company, and (iii) retain no copies, summaries or notes thereof. Executive agrees that the Company owns all work product, patents, copyrights and other material produced by Executive during Executive’s employment with the Company.

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c.               Nonsolicitation. Executive agrees that, in exchange for the Supplemental Transition Payment, he shall not, for a period of three (3) years from the later of (X) the Transition Date and (Y) the date Executive no longer is a member of the Board of Directors of the Bank (the “Restricted Period”): (i) hire or attempt to recruit or hire other employees of the Company, directly or by assisting others, nor shall Executive contact or communicate with any other employees of the Company for the purpose of inducing other employees to terminate their employment with the Company, or (ii) induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand. For purposes hereof, “other employees” shall refer to employees who are still, or were in the past six (6) months, actively employed by or doing business with the Company at the time of the attempted recruiting or hiring.

d.              Noncompetition. Executive agrees that, in exchange for the Supplemental Transition Payment, he shall not, during the Restricted Period and without prior written approval from the Chief Executive Officer of Hilltop Holdings Inc., engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to any business that provides services of banking, mortgage, wealth management, financial advisory services or other financial services of any type whatsoever; provided, however, Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

e.              Non-Disparagement. Executive agrees not to disclose, communicate, or publish any disparaging or negative information, writings, electronic communications, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), about the Company and its parents and subsidiaries, their respective employees, owners, partners, directors, members, agents or contractors (collectively, the “Applicable Parties”). Executive acknowledges that, in executing this Release, he has knowingly, voluntarily and intelligently waived any free speech, free association, free press, or First Amendment to the United States (including, without limitation, any counterpart or similar provision or right under Texas law) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Applicable Parties.

f.               Remedies. Executive further acknowledges and agrees that any breach or violation of this Section 6 shall entitle the Company to seek injunctive relief to prevent any future breaches of this provision and/or to sue Executive under the provisions of this Release for the immediate recovery of any damages caused by such breach. Notwithstanding anything in this Release to the contrary, nothing shall impair any party’s legally protected rights under the whistleblower provisions of any applicable federal law or regulation, including under Rule 21F of the Securities Exchange Act of 1934, as amended.

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7.             Time to Consider Release. The Company advises Executive in writing to consult with an attorney before executing this Release. Executive further acknowledges that the Company has given him a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release. Executive understands that if he does not sign this Release and deliver it to the Company before the twenty-one (21) calendar day period expires, this Release offer will be withdrawn automatically.

8.             Revocation Period. Executive understands and acknowledges that, after executing this Release, he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release. This Release will not become effective or enforceable, and the payments and certain of the benefits described in Section 2 (unless specifically provided otherwise) will not become payable, until after this revocation period has expired without his revocation. To revoke this Release, Executive must do so in writing delivered to the General Counsel at the following address: 6565 Hillcrest Avenue, Dallas, Texas 75205, by the seventh (7th) day after the date Executive delivers a signed Release to the Company. The effective date of this Release shall be the eighth (8th) day after Executive signs this Release without revocation.

9.             Cooperation.  Executive agrees to fully cooperate with the Company regarding any internal investigation, legal, regulatory or other matter about which Executive may have relevant information or evidence in any form, and the Company agrees to pay Executive for his actual expenses.

10.           Knowing and Voluntary Release. Executive understands it is his choice whether to enter into this Release and that Executive’s decision to do so is voluntary and is made knowingly.

11.           No Prior Representations or Inducements. Executive represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.

12.           Binding Release and Survival. This Release shall inure to the benefit of, and be enforceable by, Executive’s and the Company’s respective personal or legal representatives, executors, administrators, assigns, successors, heirs, distributees, devisees, and legatees. Unless provided otherwise in this Release, the covenants and agreements of the parties set forth in Section 1, Sections 3 through 6, and Sections 9 through 14 of this Release and Section 7 (Full Settlement) of the Retention Agreement are of a continuing nature and shall survive the expiration, termination or cancellation of this Release or Retention Agreement, regardless of the reason therefor.   Executive’s rights under Section 8 of the Retention Agreement relating to the excise tax imposed under Section 4999 of the Code shall survive until the expiration of the statute of limitations with respect thereto, and the Company’s obligations thereunder shall not be released by this Release. Except as specifically set forth in this Release, Executive and the Company acknowledge and agree that the Retention Agreement is terminated.

13.           Arbitration. Executive and the Company acknowledge and agree that any claim or controversy arising out of or relating to this Release or the breach of this Release, or any other dispute arising out of or relating to the prior employment of Executive by the Company, shall be settled by final and binding arbitration in the City of Dallas, Texas, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. All claims or controversies subject to arbitration shall be submitted to arbitration within six (6) months from the date the written notice of a request for arbitration is effective. All claims or controversies shall be resolved by an arbitrator who is licensed to practice law in the State of Texas and who is experienced in the arbitration of labor and employment disputes. The arbitrator shall be selected in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrator shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date of the merits hearing. The parties shall be entitled to be represented by legal counsel at any arbitration proceeding. Executive and the Company acknowledge and agree that each party will bear fifty percent (50%) of the cost of the arbitration proceeding. The parties shall be responsible for paying their own attorneys’ fees, if any. The Company and Executive acknowledge and agree that the arbitration provisions in this Section 13 may be specifically enforced by either party hereto and submission to arbitration proceedings compelled by any court of competent jurisdiction. The Company and Executive further acknowledge and agree that the decision of the arbitrator may be specifically enforced by either party in any court of competent jurisdiction. Notwithstanding the arbitration provisions set forth above, Executive and the Company acknowledge and agree that nothing in this Release shall be construed to require the arbitration of any claim or controversy arising under the restrictive covenants in Section 6 of this Release. The restrictive covenants in Section 6 shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration pursuant to this Section 13. Executive and the Company further acknowledge and agree that nothing in this Release shall be construed to require arbitration of any claim for workers’ compensation benefits or unemployment compensation.

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14.           Miscellaneous.

(a)             Amendment. This Release may not be amended or modified otherwise than by a written agreement executed by all the Parties hereto or their respective successors and legal representatives.

(b)             Withholding/Relationship. The Company will withhold from any amounts payable under this Release such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Under no circumstances shall Executive look to the Company as Executive’s employer, or as a partner, joint venturer, agent or principal. Executive shall not have the power or authority to bind the Company to any contract, agreement or arrangement with any person following the Transition Date.

(c)             Applicable Law. THIS RELEASE SHALL IN ALL RESPECTS BE INTERPRETED, ENFORCED, AND GOVERNED UNDER THE LAWS OF THE STATE OF TEXAS. THE COMPANY AND EXECUTIVE AGREE THAT THE LANGUAGE IN THIS RELEASE SHALL, IN ALL CASES, BE CONSTRUED AS A WHOLE, ACCORDING TO ITS FAIR MEANING, AND NOT STRICTLY FOR, OR AGAINST, ANY OF THE PARTIES.

(d)             Severability. The Company and Executive agree that should an arbitrator or court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

(e)             Waiver of Breach. No waiver by any Party hereto of a breach of any provision of this Release by any other party, or of compliance with any condition or provision of this Release to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any Party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

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(f)              Notices. Notices and all other communications provided for in this Release shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:

Hilltop Holdings Inc.

6565 Hillcrest Avenue

Dallas, Texas 75205

Attention: General Counsel

To Executive:

Jerry L. Schaffner

4808 Melissa Lane

Dallas, Texas 75229

Each Party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(g)             Section 409A.

i.             The intent of the parties is that payments and benefits under this Release comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and this Release and any associated documents shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Release are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

ii.            Any reimbursements and in-kind benefits provided under this Release that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Release be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred.

iii.           For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Release specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Release to the extent such payment is subject to Code Section 409A.

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(h)             Entire Agreement. From and after the Transition Date, this Release shall supersede any other employment, retention, severance or change-of-control agreement between Executive and the Company and any such other agreements shall be terminated and no Party shall have any obligations or rights thereunder.

(i)              Counterparts. This Release may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(j)              Protection of Trade Secrets. Nothing in this Release diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.

(k)             Defend Trade Secrets Act (DTSA) Notice. Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(l)              Reports to Government Agencies. Executive understands that nothing in this Release or any other policy or agreement with the Company is intended to or shall prohibit Executive from reporting possible violations of law or regulation or providing documents to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive further understands that Executive is not required to obtain the prior authorization of the Company or any other person to make any such reports or disclosures, and that Executive is not required to notify the Company or any other person that such reports or disclosures have been made.

SIGNATURE PAGE FOLLOWS

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I AM RELEASING CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the Company and Executive hereto evidence their agreement by their signatures.

EXECUTIVE:	COMPANY:

Hilltop Holdings Inc.

/s/ JERRY L. SCHAFFNER	By:	/s/ JEREMY B. FORD
Jerry L. Schaffner	Name:	Jeremy B. Ford
	Title:	President and Chief Executive Officer

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